NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces Acceptance of the Johnson Tract Critical Metals Project to the Covered Projects FAST-41 Program

FAIRBANKS, AK -- (December 2, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) is pleased to announce the acceptance of the Johnson Tract Critical Metals Project as a “covered project” into the Federal Permitting Improvement Steering Council’s FAST-41 program (“FAST-41”) on December 1, 2025.

Rick Van Nieuwenhuyse, the Company’s President & CEO said “Contango would like to thank the Permitting Council and the US Army Corp of Engineers (USACE) for including the Johnson Tract Critical Metals Project to the full coverage projects list in the FAST-41 program. We look forward to working closely with the USACE, cooperating State and Federal agencies, and CIRI and their stakeholders. We are committed to advancing the Johnson Tract Critical Metals Project through the permitting process with enhanced coordination, predictable timelines, improved public transparency, and accountability to ensure this project meets the highest standards of environmental stewardship and regulatory compliance. We appreciate the Council’s continued guidance and partnership, and we look forward to ongoing engagement as the Johnson Tract Critical Metals Project progresses under the FAST-41 covered projects framework.”

Background on FAST-41

FAST-41 is the name for Title 41, established in 2015, of the Fixing America's Surface Transportation Act passed under the Obama Administration, which aims to improve the federal permitting process for large infrastructure projects by increasing transparency, coordination, and accountability. It establishes a structured process and a public-facing Permitting Dashboard to track projects, coordinate among agencies, and set public timetables for environmental reviews and authorizations and is led and managed by the Federal Permitting Improvement Steering Council (Permitting Council). This helps ensure projects move forward efficiently and predictably. Furthermore, on August 27, 2025, the Permitting Council announced a first-of-its-kind agreement with the State of Alaska by way of a Memorandum of Understanding (MOU). This MOU provides for federal permitting assistance through the FAST-41 program, as the State and Federal governments work together to identify projects for coverage in addition to providing the State of Alaska with a wide variety of support for increased transparency, coordination, and accountability.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com